Exhibit 99.1

RELIABILITY INCORPORATED REPORTS 2003 RESULTS

HOUSTON, TEXAS, February 3, 2004 - Reliability Incorporated (Nasdaq symbol REAL) today announced a net loss for the quarter ended December 31, 2003 of $1,861,000 or $.29 per diluted share, on revenues of $697,000. Results for the fourth quarter of 2002 were a net loss of $1,421,000 or $.22 per diluted share, on revenues of $453,000. Revenue for the year ended December 31, 2003 was $2,042,000, which resulted in a net loss of $6,539,000 or $1.03 per share. Results for the year of 2002 were a net loss of $5,089,000 or $.80 per share, on revenues of $4,041,000. A tax benefit of $3,751,000 was recorded for the year of 2002, of which $1,033,000 was recorded in the fourth quarter ended December 31, 2002. In 2003 the Company had a $122,000 tax benefit in the fourth quarter. Operations for the year ended December 31, 2002 included a $2,146,000 provision ($691,000 of which was recorded in the quarter ended December 31, 2002) for asset impairment charges, restructuring, and employee severance costs. Asset impairment charges and employee severance costs were $967,000 in 2003 ($730,000 of which was recorded in the quarter ended December 31, 2003). Backlog was $165,000 at the end of 2003.

Larry Edwards, President and CEO commented, "The fourth quarter of 2003 closed within the forecast, but the Company's revenue and the markets we serve continue to be depressed. Revenue of $697,000 was on the high end of our forecast of $500,000 to $700,000 for the fourth quarter of 2003 and was the fourth consecutive quarter of increasing revenue. A net loss of $0.29 per diluted share was within our forecasted loss of $.25 to $.35 per share. Revenue for the fourth quarter of 2003 was up over 45% as compared to the fourth quarter 2002 revenue of $453,000 and the third quarter of 2003 of $478,000, which hopefully is some indication that the markets we serve are establishing a bottom. The revenue increase in the fourth quarter of 2003 was primarily fueled by an over 75% increase in Testing Services bookings which were turned into billings in the fourth quarter for processing increased volumes of memory devices. The demand for testing memory devices is forecasted to continue into 2004. Bookings were also up in Equipment, but down in Power Products in the fourth quarter. The revenue forecast for the first quarter of 2004 will net out to about the same as the fourth quarter of 2003. In response to the depressed revenues, the Company reduced its staffing level again in Houston by 24% and lowered R&D spending again in the fourth quarter. In addition, the Company booked an asset impairment on the facility in North Carolina to reflect a reduction in the estimated realizable value of this property. The Company incurred and paid severance expense of $252,000 and recorded asset impairment charges of $478,000 in the fourth quarter of 2003, which brings the total severance and asset impairment expense for 2003 to $967,000. Earnings before income tax in 2003 was a loss of $6.7 million on revenue of $2.0 million as compared to the loss before income tax in 2002 of $8.8 million on revenue of $4.0 million. The tax benefit in 2003 was $122,000 as compared to a tax benefit of $3.8 million in 2002. Thus, the loss after tax increased from $5.1 million in 2002 to $6.5 million in 2003.

"In line with our goal to diversify and reduce our exposure to the semiconductor industry and the computer and telecom markets, Reliability acquired the intellectual property rights and assets that apply to manufacturing and marketing the Ezy-Load™ product in the third quarter of 2003. Ezy-Load is a hydraulic lifting system that allows one person to lift and load up to 1,000 pounds of cargo with the touch of a button into the bed of a pickup truck safely and easily. Since Ezy-Load sells in a totally different market and to totally different customers, it should offer us some buffer against the wide swings in the electronics markets. During the third quarter, we began integrating the Ezy-Load product line into our manufacturing and engineering operations and hired a dedicated sales force to begin calling directly on major fleet owners in the Houston Metropolitan area. During the fourth quarter, in addition to direct sales calls, we began developing advertising and promotional materials necessary to launch a mass marketing campaign in the Houston area during the first quarter of 2004. Although sales have been less than expected, we have gained a better understanding of our market, distribution channels, and competition. During 2004 our strategy is to establish a successful presence in the Houston Metropolitan market and leverage off our success to branch out regionally and ultimately nationally.

"Despite the fact that the electronics markets the Company serves have continued to be depressed, our cash was $4.5 million as of December 31, 2003, our working capital was $4.9 million, and we maintained the debt free status of the Company. Our current ratio was a strong 6.6 to 1, and our net worth was $10.8 million or $1.70 per share. In 2003 we continued to invest in R&D, but at a slower rate since the design for the major portion of the Criteria® 20, our next generation micrologic burn-in and test system, is essentially complete. The Company plans to continue to review its expenses and cost controls, as well as to review its portfolio of investments, which, if sold, could improve the liquidity of the Company. These investments include certain real estate investments and some common stock investments in other companies. We plan to continue to invest in the future, but at lower rates, via capital asset investments, research and development for new products and acquisitions until the markets we serve improve.

"The following statements are forward looking, based on our current expectations, and actual results may differ materially. Although there is still a lot of uncertainty in the global economy, conditions seem to be improving in the U.S. and world economy, including the semiconductor industry. However, the increases in semiconductor revenue have not yet induced the semiconductor manufacturers to invest in new capacity at historic levels of capital spending, although significant improvement is forecast for the semiconductor equipment industry in 2004. Even if the semiconductor equipment industry grows by 50% in 2004, its revenues will not equal revenue levels of the year 2000. Therefore, we expect the Company's revenue to remain at depressed levels for the first quarter of 2004. We are forecasting a loss of $.20 to $.30 per diluted share for the first quarter of 2004, on revenues of $0.5 to $0.7 million.

"Nonetheless, we have refocused and repositioned our products and services to fit with the long-term opportunities and challenges that we expect in the future. The Company's Criteria 18-HD, Criteria 18-HP, and Criteria 20 systems provide logical solutions to semiconductor manufacturers who are manufacturing devices that require equipment that delivers higher power and offers greater heat removal.

We believe that when the semiconductor industry recovers, demand for Testing Products and Services that meets these more stringent technical specifications will lead the recovery, and the Company is well positioned to meet this challenge. However, as time passes, customers continue to increase the technical specifications of the systems that they would like to purchase. Therefore, although the development of the Criteria 20 is essentially complete, we have no bookings to announce. Since we have an increased level of customer interest in the product, we must continue to develop features for our systems to keep up with the changing needs and the higher performance that is required. We have been busy getting the Ezy-Load product line ready to manufacture and market, and we are excited about the market potential as well as the balance it should bring the Company. As we go forward, we expect to keep tight controls on spending in our traditional business as we shift some of our emphasis to the Ezy-Load product. With a new set of product features and services, cash in the bank, and no debt, we believe the Company is positioned to take advantage of the increased demand when the market recovers. Our challenge is not only to stay financially healthy and satisfy current demand in the face of a prolonged downturn, but also to continue our investments in acquisitions, R&D and capital equipment in order to keep the Company positioned for growth in the future."

For more information, see the Company's websites at www.relinc.com and www.ezyload.com.

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters and a hydraulic lift product for the automotive aftermarket.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, and changes in demand for the Company's products and services and the Company's customers' products and services and the impact of entering a new line of business (automotive aftermarket), with different marketing strategies and channels and a different customer base from the Company's historical business lines and the ultimate acceptance by the market of this new product. Actual results may materially differ from projections.

RELIABLITY INCORPORATED

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2003	2002	2003	2002
REVENUES	$2,042	$ 4,041	$ 697	$453
COSTS AND EXPENSES:
Cost of revenues	3,403	4,351	925	849
Marketing, general and administrative	3,265	4,018	884	942
Research and development	1,310	2,498	142	446
Asset impairment, restructuring and severance costs	967	2,146	730	691
Total expenses	8,945	13,013	2,681	2,928
Operating (loss)	(6,903)	(8,972)	(1,984)	(2,475)
Interest income	57	132	1	21
Other income	185	-	-	-
Income (loss) before income taxes	(6,661)	(8,840)	(1,983)	(2,454)
Provision (benefit) for income taxes	(122)	(3,751)	(122)	(1,033)
NET (LOSS)	$(6,539) =====	$(5,089) =====	$(1,861) ====	$(1,421) =====
(LOSS) PER SHARE:
Basic	$ (1.03) ====	$ (.80) =====	$ (.29) ====	$ (.22) =====
Diluted	$ (1.03) ====	$ (.80) =====	$ (.29) ====	$ (.22) =====
Weighted average shares:
Basic	6,336 =====	6,336 =====	6,336 =====	6,336 =====
Diluted	6,336 =====	6,336 =====	6,336 =====	6,336 =====

RELIABILITY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
	December 31, 2003	December 31, 2002

Current assets:
Cash and cash equivalents	$ 4,454	$ 6,117
Accounts receivable	476	296
Inventories	727	1,326
Refundable income taxes	-	3,677
Other current assets	156	86
Total current assets	5,813	11,502
Property, plant and equipment, at cost, net of accumulated depreciation of $14,915 in 2003 and $14,130 in 2002	4,062	4,423

Investments	231	178
Assets held for sale	1,000	2,005
Goodwill	598	-
	$11,704 =====	$18,108 =====

Current liabilities:
Accounts payable	$ 430	$ 122
Accrued liabilities	438	652
Income taxes payable	20	29
Accrued restructuring costs	-	92
Total current liabilities	888	895

Deferred tax liabilities	33	53

Stockholders' equity:
Common stock, without par value; 20,000,000 shares authorized; 6,690,265 shares issued in 2003 and 2002	9,721	9,614
Retained earnings	2,129	8,668
Accumulated other comprehensive (loss) income	27	(28)
Less treasury stock, at cost, 354,300 shares in 2003 and 2002	$(1,094)	(1,094)
Total stockholders' equity	10,783	17,160
	$11,704 =====	$18,108 =====